Exhibit 99.1

American Spectrum Realty, Inc. Subsidiary Enters into Advisory Agreement with Evergreen Realty REIT, Inc.

HOUSTON--(BUSINESS WIRE)--October 28, 2009--American Spectrum Realty, Inc. (NYSE AMEX: AQQ) (“the Company”), a real estate investment and management company, headquartered in Houston, Texas, announced today that:

Evergreen Realty REIT, Inc., a Virginia corporation (the “REIT”) has terminated its prior advisory agreement with Evergreen Realty Advisors, Inc., and has entered into a new advisory agreement with American Spectrum Realty Advisors, LLC, a Delaware limited liability company (“ASR Advisors”). ASR Advisors is a wholly-owned subsidiary of the Company.

Luke McCarthy and Forbes Burdette each have consensually resigned their positions as members of the board of directors of the REIT, but will continue to consult with, advise and assist the new board of directors in all REIT matters.

William J. Carden and Jonathan T. Brohard of the Company were appointed by the outgoing board of directors to fill vacancies on the REIT board. Mr. Carden and Mr. Brohard appointed Morris Cohen to fill the remaining vacancy on the REIT board and to serve as an independent director to the REIT. The new board members have over 75 years of combined real estate experience and will utilize that extensive experience to benefit the REIT and its shareholders.

The new board of directors has voted to submit to the REIT shareholders for approval a proposal to change the name of the REIT to American Spectrum REIT I, Inc. Pending receipt of such shareholder approval, the board of directors intends to conduct all future REIT business using this new proposed name.

American Spectrum Realty, Inc. is a real estate investment company that owns 30 offices, industrial and retail properties aggregating approximately 2.7 million square feet in California, Texas, Arizona and the Midwest and has been publicly traded on the Exchange since 2001. American Spectrum Realty Management, Inc., a wholly-owned subsidiary of American Spectrum Realty, Inc., manages and leases all properties owned by American Spectrum Realty, Inc. American Spectrum Realty’s business plan focuses on acquisition of value-added real estate investments in its core markets of California, Texas and Arizona.

CONTACT:
American Spectrum Realty, Inc.
Chairman, President and CEO
William J. Carden, 713-706-6200